FOR IMMEDIATE RELEASE

Contact:

Eon Labs, Inc.

Christopher LoSardo

Phone 516-478-9712

www.eonlabs.com

Eon Labs Reports Sales and Net Income for the First Quarter of 2005

LAKE SUCCESS NY, April 28, 2005 - Eon Labs, Inc. (Nasdaq: ELAB) today reported net income of $26.1 million and diluted earnings per share of $0.29 for the first quarter ended March 31, 2005.  The quarter ended March 31, 2005 included merger related expenses incurred in connection with the pending acquisition of the Company by Novartis AG, which decreased net income by $1.8 million, or $0.02 per share.  For the quarter ended March 31, 2004, the Company reported net income of $32.3 million and diluted earnings per share of $0.36 which included income from a payment to settle all Nabumetone patent litigation that increased net income by $6.1 million, or $0.07 per share.  Excluding the above items, adjusted diluted earnings per share for the first quarter ended March 31, 2005 would be $0.31 and $0.29 per share in the comparable quarter in 2004.

Net sales were $101.0 million for the first quarter ended March 31, 2005, compared to $104.2 million in the comparable quarter in 2004.   The decrease is primarily the result of the launches of 100mg and 150mg Bupropion during the first quarter of 2004, and a decline in prices and volumes in selected other products.    The sales decrease was largely offset by the launch of Itraconazole during the first quarter of 2005, as well as, the sales of products that were introduced subsequent to the first quarter of 2004, including Fosinopril Sodium, Citalopram and Cilostazol.

Currently, the Company has 27 ANDAs pending with the FDA, including one tentative approval.  Additionally, the Company has a final approval for Omeprazole 10mg and 20mg capsules that is still the subject of pending litigation. Total annual brand sales exceed $13.6 billion for all of these ANDAs.

FINANCIAL REVIEW

Gross profit as a percentage of net sales was 58.8% for the quarters ended March 31, 2005 and 2004. The gross margin percentage for each quarter benefited from the introduction of new products, primarily Itraconazole which was launched in the first quarter 2005 and Bupropion which was launched in the first quarter of 2004.

Selling, general and administrative expenses decreased by $2.0 million to $11.0 million for the first quarter ended March 31, 2005 from $13.0 million in the comparable quarter in 2004.  The decrease is attributed to lower legal expenses, insurance premiums for product liability, personnel related expenses and lower outside sales commissions.  The reduction in legal expenses is attributable to a decrease in patent litigation costs that were higher in 2004 due to litigation involving the launch of Bupropion and lower expenses related to phentermine litigation.

Research and development expenses decreased by $0.6 million to $5.0 million for the first quarter ended March 31, 2005, compared to $5.6 million in the comparable quarter in 2004.  The decrease was principally due to the timing of certain expenditures principally related to bio-studies.

For the first quarter ended March 31, 2005, merger related expenses, primarily legal and investment banking fees, of $3.0 million were incurred in connection with the pending acquisition of the Company by Novartis AG.  These expenses are being reported separately in the Consolidated Statements of Income.

Other income decreased by $9.5 million to $1.0 million for the first quarter ended March 31, 2005 from $10.5 million in the comparable quarter of 2004.  The decrease is primarily due to the receipt of a $10.0 million payment to settle all patent litigation involving Nabumetone in 2004 offset by an increase of $0.5 million in interest income.

The effective tax rate for the first quarter ended March 31, 2005 decreased to 37.1% from 39.3% in the comparable quarter in 2004.  The decrease is primarily attributable to the tax benefit from The American Jobs Creation Act of 2004 and an increase in tax-exempt interest on investments.

Eon will conduct a live audio webcast today at 10:00 a.m., Eastern Time to discuss the financial results for the first quarter of 2005.  To access the live audio webcast, visit the Investor Relations section of our website at www.eonlabs.com and follow the link.   Interested persons may listen to the live conference by calling toll free (800) 862-9098 (U.S. only), or (785) 424-1051 (international).  The password for the conference call is ELAB.  A replay of the conference call will be available until 5:00 p.m., Eastern Time on May 4, 2005 by calling toll free  (888) 203-1112 (U.S. only), or (719) 457-0820 (international).  The passcode for the replay is 4661713.  The replay will also be available on the Investor Relations section of the Eon Labs, Inc. website, www.eonlabs.com.

Eon Labs is a generic pharmaceutical company specializing in developing, licensing, manufacturing, selling and distributing a broad range of prescription pharmaceutical products.  For press releases and other company information, visit the Eon Labs, Inc. website at www.eonlabs.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Eon Labs, Inc. and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2005	2004
Net sales	$101,048	$104,229
Cost of sales	41,652	42,921
Gross profit	59,396	61,308

Operating expenses:
Selling, general and administrative	10,953	12,983
Research and development	4,954	5,570
Merger related costs	2,976	—
Total operating expenses	18,883	18,553

Operating income	40,513	42,755

Other income and (expense):
Interest income	954	448
Other (expense) income, net	(4)	10,022
Total other income, net	950	10,470

Income before provision for income taxes	41,463	53,225
Provision for income taxes	(15,384)	(20,908)
Net income	$26,079	$32,317

Net income per share data:
Basic	$0.29	$0.36
Diluted	$0.29	$0.36

Weighted average common shares outstanding:
Basic	88,841,105	88,710,774
Diluted	90,608,434	90,778,406

The earnings per share and common share data for the three months ended March 31, 2004 reflect a 2-for-1 stock split effected in the form of a 100% stock dividend distributed in June 2004 to stockholders of record at the close of business on May 17, 2004.

Amortization of other intangibles of $940 for the three months ended March 31, 2004 previously included in selling, general and administrative expenses has been reclassified to cost of sales.

Eon Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2005 and December 31, 2004

(Dollars in thousands)

(unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Current assets
Cash and cash equivalents	$63,290	$59,500
Short-term investments	165,696	136,252
Other current assets	207,809	224,218
Total current assets	436,795	419,970

Property, plant and equipment, net	53,248	52,481
Goodwill and other intangible assets, net	64,041	64,981
Other assets	9,155	7,742
Total assets	$563,239	$545,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$84,069	$93,252
Long-term liabilities	8,682	8,398
Total liabilities	92,751	101,650
Total stockholders’ equity	470,488	443,524
Total liabilities and stockholders’ equity	$563,239	$545,174